EXHIBIT 99

CRT Properties, Inc.
225 NE Mizner Blvd., Suite 200
Boca Raton, Florida 33432

[CRT Properties Logo]

NEWS

FOR IMMEDIATE RELEASE

CRT PROPERTIES ACQUIRES TWO OFFICE BUILDINGS FOR $41 MILLION
— Expands Presence in Jacksonville, Florida and Houston, Texas

BOCA RATON, Fla. – (BUSINESS WIRE) – July 30, 2004 – CRT Properties Inc. (NYSE:CRO) today announced the acquisition of two mid-rise office buildings in Jacksonville, Florida and Houston, Texas, comprising an aggregate 408,000 square feet.

On July 23, 2004 the Company completed the acquisition of a five-story, 224,000 square foot, single-tenant, class “A” office building located in the Baymeadows submarket of Jacksonville, Florida, for approximately $20.8 million in cash. The purchase is part of a sale-leaseback transaction with the current owner of the property, Citicorp Credit Services, Inc. (USA), who occupies 100% of the building. Citicorp Credit Services, Inc.’s parent company, Citibank, N.A., will guaranty the lease which is for a 10-year term, subject to a termination clause (with penalty) after five years. The acquisition was consummated using the proceeds from secured debt financing in the amount of approximately $13.8 million (bearing interest at a fixed rate of 5.55% and maturing in 2014) and additional borrowing under the Company’s existing line of credit.

The building’s large floor plates are ideal for large corporate tenants, who are prevalent throughout the Jacksonville market, and can also be converted for multi-tenanted use. The property’s competitive advantage is greatly enhanced by its attached parking garage, a rarity in the Baymeadows submarket.

Tom Crocker, Chief Executive Officer, commented, “This property was acquired at a significant discount to replacement cost with a relatively high current yield from a credit tenant. The acquisition strengthens our Jacksonville platform and can enable us to realize significant operating leverage with our Baymeadows Center property located in the same submarket.”

Additionally, the Company executed a binding agreement to acquire the Westchase Corporate Center located in Houston for approximately $19.6 million in cash, plus the issuance of a $700,000 interest to a minority partner in a joint venture between the Company and the minority partner. The property is a six-story, 184,000 square foot, class “A” office building. The Company anticipates funding the acquisition with secured debt financing of approximately $15.2 million and additional borrowing under the Company’s existing line of credit. Closing is expected to occur by the end of August 2004.

Mr. Crocker continued, “We are very pleased to expand our presence in the Houston market. This expected purchase compliments our Lakes on Post Oak property and will mark our entrance into the Westchase submarket of Houston, which is one of the best performing and most dynamic submarkets in the metro area.”

Both buildings will be acquired in a DownREIT limited partnership in which the Company will own in excess of 84% of the equity (after giving effect to the Westchase acquisition) and be the general partner. The Company invested 90% of the equity capital required to fund the Jacksonville acquisition. The remaining 10% was funded by Thomas J. Crocker , the Company’s CEO, as part of an arrangement described in detail in a Form 8-K filed by the Company on July 30, 2004.

This arrangement, which was negotiated by the independent members of the Company’s Board of Directors, required Mr. Crocker to repay in its entirety a previously disclosed $3.8 million loan from the Company made in 2000 in connection with Mr. Crocker’s initial employment to finance purchases of shares of the Company’s common stock. Mr. Crocker also relinquished all other rights under the stock purchase arrangement which obligated the Company to loan up to an additional $3.1 million. Mr. Crocker retired the loan using personal funds and continues to hold all stock purchased under the loan arrangement.

Mr. Crocker’s investment in the DownREIT limited partnership is part of a series of transactions designed to facilitate a Section 1031 like kind exchange of Mr. Crocker’s interest in the Marriott Hotel in Boca Raton. The Baymeadows and Westchase properties were identified as replacement properties in the exchange and Mr. Crocker is obligated to invest approximately 10% of the equity capital required to consummate the Westchase acquisition, though the Company controls all approval and other decision-making authority under the acquisition agreement.

Private Securities Litigation Reform Act of 1995. Estimates and certain other matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although CRT Properties, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions; there can be no assurance that its expectations will be attained. Certain factors that could cause actual results to differ materially from the Company’s expectations are set forth as risk factors in the Company’s SEC reports and filings, including its annual report on Form 10-K. Included among these factors are changes in general economic conditions, including changes in the economic conditions affecting industries in which its principal tenants compete; its ability to timely lease or re-lease space at current or anticipated rents to creditworthy tenants; its ability to achieve economies of scale over time; the demand for tenant services beyond those traditionally provided by landlords; changes in interest rates; changes in operating costs; its ability to attract and retain high-quality personnel at a reasonable cost in a highly competitive labor environment; future demand for its debt and equity securities; its ability to refinance its debt on reasonable terms at maturity; and its ability to complete current and future development projects on schedule and on budget. Many of these factors are beyond the Company’s ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements contained or incorporated by reference herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

About CRT Properties

CRT Properties, Inc. owns or has interests in 133 office buildings, containing 10.6 million rentable square feet, located primarily in 20 suburban office projects and two urban centers in 12 metropolitan areas in the southeastern United States, Texas and Maryland. For more information, contact its website at www.crtproperties.com or Investor Relations, 225 NE Mizner Boulevard, Suite 200, Boca Raton, Florida 33432-3945, or call 1-561-395-9666.

CONTACT: CRT Properties, Inc.
Investor Relations
Thomas C. Brockwell, Executive Vice President
1-800-850-2037

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